Exhibit 99.1

CombiMatrix Corporation Reports Second Quarter 2015

Financial and Operating Results

Marks 7th Consecutive Quarter of Record Prenatal Microarray Test Revenues and Volumes

Conference Call Begins Today at 4:30 p.m. Eastern Time

IRVINE, Calif. (August 5, 2015) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for prenatal and postnatal developmental disorders and pre-implantation genetic screening services, today reported financial results for the quarter and six months ended June 30, 2015, and provided a business update.

“Our business momentum remains strong as evidenced by another quarter of record revenues and volume from our prenatal microarray diagnostic tests, as well as record cash collections” said Mark McDonough, CombiMatrix President and CEO.  “Contributing to this growth is the introduction of new diagnostic tests including our pediatric buccal swab microarray test launched in May, as well as incremental contributions from our prenatal targeted array test and pre-implantation genetic screening tests.  We also increased our billable customers to 224 for the quarter, up 27% from a year ago.

“Our outlook is for continued growth given our significant market opportunities, commitment to high-quality service and fast sample turnaround times,” added McDonough.  “We hired seven new sales representatives in early June to further capitalize on opportunities in markets where we have an established presence, as well as to expand into new territories and to support the product launches we plan to make in the next nine to twelve months.  We expect to end 2015 with up to 20 sales representatives in the field, which is approximately double from where we started the year.  Also in 2015, we have added personnel to our revenue-generating departments including payer relations, billing, genetic counseling and laboratory operations.”

Second Quarter Financial and Operational Highlights (all comparisons are with the second quarter of 2014)

•                  Record total revenues of $2.5 million, up 31%

•                  Record prenatal microarray diagnostic test revenues of $1.6 million, up 32%

•                  Record prenatal microarray diagnostic test volume of 1,256, up 44%

•                  Pediatric microarray diagnostic test revenue and volume growth of 24% and 18%, respectively

•                  Number of billable customers up 27% to 224

•                  Record cash collections of $2.4 million, up 34%

•                  Expanded salesforce by adding seven sales representatives, with 19 in the field currently

	Volumes				Revenues (in 000’s)
	Q2 ‘15	Q2 ‘14	# Δ	% Δ	Q2 ‘15	Q2 ‘14	$ Δ	% Δ
Prenatal	340	237	103	43.5%	$424	$326	$98	30.1%
Recurrent pregnancy loss	916	635	281	44.3%	1,190	895	295	33.0%
Subtotal - prenatal arrays	1,256	872	384	44.0%	1,614	1,221	393	32.2%
Pediatric	581	494	87	17.6%	630	506	124	24.5%
Other	30	65	(35)	-53.8%	42	63	(21)	-33.3%
Subtotal - all arrays	1,867	1,431	436	30.5%	2,286	1,790	496	27.7%
Non-array tests	732	409	323	79.0%	238	116	122	105.2%
Total - all tests	2,599	1,840	759	41.3%	2,524	1,906	618	32.4%
Royalties					25	35	(10)	-28.6%
Total revenues					$2,549	$1,941	$608	31.3%
%age of arrays of total	71.8%	77.8%		-7.6%	90.6%	93.9%		-3.6%

	Volumes				Revenues (in 000’s)
	6 Mo’s. ‘15	6 Mo’s. ‘14	# Δ	% Δ	6 Mo’s. ‘15	6 Mo’s. ‘14	$ Δ	% Δ
Prenatal	664	453	211	46.6%	$847	$610	$237	38.9%
Recurrent pregnancy loss	1,798	1,156	642	55.5%	2,322	1,733	589	34.0%
Subtotal - prenatal arrays	2,462	1,609	853	53.0%	3,169	2,343	826	35.3%
Pediatric	1,048	1,010	38	3.8%	1,128	1,004	124	12.4%
Other	30	181	(151)	-83.4%	40	156	(116)	-74.4%
Subtotal - all arrays	3,540	2,800	740	26.4%	4,337	3,503	834	23.8%
Non-array tests	1,404	713	691	96.9%	474	193	281	145.6%
Total - all tests	4,944	3,513	1,431	40.7%	4,811	3,696	1,115	30.2%
Royalties					67	67	—	0.0%
Total revenues					$4,878	$3,763	$1,115	29.6%
% Arrays of Total	71.6%	79.7%		-10.2%	90.1%	94.8%		-4.9%

Financial Results

Second Quarter 2015

Total revenues for the second quarter of 2015 increased 31% to $2.5 million from $1.9 million for the second quarter of 2014.  Revenues for the second quarter of 2015 were comprised of $2.5 million of diagnostic services revenue and $25,000 in royalties.  Prenatal microarray diagnostic test revenue increased 32% to $1.6 million and prenatal diagnostic test volume increased 44% to 1,256.  The revenue increase in 2015 was driven primarily by higher test volumes, in particular the increase in prenatal microarray testing volumes, as well as by a 27% increase in total billed customers to 224 and higher test volumes from strategic partners.

Total operating expenses decreased 10% to $4.1 million for the second quarter of 2015, due primarily to lower general and administrative expenses following the settlement of litigation in early 2015.  The Company reported litigation expenses of $841,000 in the second quarter of 2014 compared with only $19,000 in the second quarter of 2015.  Gross margin for the second quarter of 2015 was 44.6%, essentially unchanged from 44.8% for the second quarter of 2014.

As a result of higher revenues and reduced operating expenses, the Company’s net loss for the second quarter of 2015 of $1.6 million, or $0.13 per share, improved from a net loss for the second quarter of 2014 of $2.6 million, or $0.23 per share.

First Six Months of 2015

Total revenues for the first six months of 2015 increased 30% to $4.9 million from $3.8 million for the first six months of 2014.  Revenues for the first six months of 2015 included $4.8 million in diagnostic services revenue and $67,000 in royalty revenues.

Operating expenses for the first half of 2015 decreased by $214,000 from the prior-year period, due primarily to a reduction in litigation expenses, which were $114,000 in the 2015 period compared with $1.3 million in the prior year.  This was partially offset by increased cost of services related to higher test volumes and increased sales and marketing expenses due to salesforce expansion.  Gross margin was 45.4% for the first six months of 2015, compared with 44.5% for the first six months of 2014.

The net loss attributable to common stockholders for the first six months of 2015 of $4.3 million, or $0.35 per share, improved from a net loss for the first six months of 2014 of $4.6 million, or $0.42 per share. This improvement occurred despite the recognition in the first half of 2015 of an $890,000 non-cash deemed dividend related to the issuance of Series E convertible preferred stock to investors as part of the $4.9 million financing completed in February 2015.

The Company reported $7.1 million in cash, cash equivalents and short-term investments as of June 30, 2015, compared with $5.2 million as of December 31, 2014.  The Company used $1.5 million and $2.6 million in cash to fund operating activities during the second quarter and six months ended June 30, 2015, respectively, compared with $2.4 million and $4.0 million to fund operating activities during the comparable 2014 periods, respectively.  The significant decreases in net cash used to fund operating activities for all periods presented was from the decrease in litigation expenses discussed previously, coupled with record cash reimbursement of $2.4 million and $4.6 million for the second quarter and six months ended June 30, 2015, compared to $1.8 million and $3.4 million in the comparable 2014 periods, respectively.

Conference Call and Webcast

CombiMatrix will hold an investor conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers.  A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers and entering passcode 84088360.  The webcast of the call will be archived for 30 days on the company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in prenatal diagnostics, miscarriage analysis for recurrent pregnancy loss, pediatric genetics and pre-implantation genetic screening, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; the outcome of pending litigation; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:

Mark McDonough	Russo Partners LLC
President & CEO, CombiMatrix Corporation	David Schull or Lena Evans
(949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com

Investor Contact:	lena.evans@russopartnersllc.com

LHA
Jody Cain
(310) 691-7100
jcain@lhai.com

Tables to Follow

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Diagnostic services	$2,524	$1,906	$4,811	$3,696
Royalties	25	35	67	67
Total revenues	2,549	1,941	4,878	3,763

Operating expenses:
Cost of services	1,398	1,053	2,628	2,051
Research and development	62	224	219	358
Sales and marketing	1,173	1,109	2,363	1,995
General and administrative	1,488	2,216	2,963	3,973
Patent amortization and royalties	25	28	50	60
Total operating expenses	4,146	4,630	8,223	8,437
Operating loss	(1,597)	(2,689)	(3,345)	(4,674)
Other income (expense):
Interest income	5	24	8	29
Interest expense	(20)	(22)	(40)	(38)
Warrant derivative gains	—	152	—	152
Warrant modification charge	—	(44)	—	(44)
Total other income (expense)	(15)	110	(32)	99
Net loss	$(1,612)	$(2,579)	$(3,377)	$(4,575)

Deemed dividends from issuing Series E convertible preferred stock	$—	$—	$(890)	$—
Net loss attributable to common stockholders	$(1,612)	$(2,579)	$(4,267)	$(4,575)

Basic and diluted net loss per share	$(0.13)	$(0.23)	$(0.28)	$(0.42)
Deemed dividends from issuing Series E convertible preferred stock	—	—	(0.07)	—
Basic and diluted net loss per share attributable to common stockholders	$(0.13)	$(0.23)	$(0.35)	$(0.42)

Basic and diluted weighted average common shares outstanding	12,680,927	11,063,246	12,241,145	10,995,351

CONSOLIDATED BALANCE SHEET INFORMATION (unaudited):

	June 30,	December 31,
	2015	2014

Total cash, cash equivalents and short-term investments	$7,125	$5,240
Total assets	$11,063	$8,632
Total liabilities	$2,287	$1,512
Total stockholders’ equity	$8,776	$7,120

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